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                                                                     Exhibit 8.1

                      Letterhead of Skadden, Arps, Slate,
                               Meagher & Flom LLP

                                                            August 19, 2004

TECO Energy, Inc.
702 North Franklin Street
Tampa, FL  33602

Ladies and gentlemen:

     We have acted as tax counsel to TECO Energy, Inc., a Florida corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed by the Company with the United States Securities and Exchange Commission (the "Commission") on July 28, 2004, as amended through the date hereof (the "Registration Statement"), relating to the offer to exchange shares of common stock of the Company (the "Common Stock") plus cash for outstanding 9.50% Adjustable Conversion Rate Equity Security Units in the form of Normal Units (the "Equity Security Units") in order to effect early settlement of the purchase contracts (the "Purchase Contracts") included therein (the "Early Settlement"). This opinion is delivered in accordance with the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the prospectus forming a part thereof (the "Prospectus"), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, we have assumed the initial and continuing accuracy of the prospectus supplement, dated January 9, 2002, relating to the initial offering of the Equity Security Units, including the discussion set forth therein under the heading "U.S. Federal Income Tax Consequences," as to the matters of fact and law addressed therein. We have also relied upon statements and representations made to us by representatives of the Company and have assumed that such statements and the facts set forth in such representations are true, correct and complete without regard to any qualification as to knowledge or belief. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements and representations referred to above. We have also assumed that the transactions related to the Early Settlement will be consummated in the manner contemplated by the Prospectus.
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TECO Energy, Inc.
August 19, 2004
Page 2

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants or assumptions on which our opinion is based could affect our conclusions.

     Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that, under current United States federal income tax law:


     (i) the exchange of Equity Security Units for Common Stock and cash pursuant to the Early Settlement should be characterized as an early settlement of the Purchase Contracts for United States federal income tax purposes; and


     (ii) the discussion set forth in the Prospectus under the heading "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES," subject to the qualifications therein, represents the anticipated material United States federal income tax consequences of the Early Settlement and of the ownership and disposition of the Common Stock acquired in connection with the Early Settlement, to holders of Equity Security Units.

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TECO Energy, Inc.
August 19, 2004
Page 3

     Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Early Settlement or of any transaction related to or contemplated by the Early Settlement. This opinion is delivered to you in connection with the transaction referred to herein. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.



                                    Very truly yours,


                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP